Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into, at Irvine, California, as of the 27th day of April, 2005, by and between Autobytel Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), with offices at 18872 MacArthur Boulevard, Second Floor, Irvine, California 92612-1400, and Jeffrey A. Schwartz (hereinafter referred to as the “Employee”), who resides at 24950 Norman’s Way, Calabasas, California 91302.

RECITALS

WHEREAS, the Company and the Employee are parties to a certain Employment Agreement, dated as of December 4, 2003 (the “Prior Agreement”), pursuant to which the Company employs the Employee as the Company’s President and Chief Executive Officer.

WHEREAS, the Employee resigned as the Company’s President and Chief Executive Officer effective as of the date hereof (the “Resignation”).

WHEREAS, as a result of the Resignation, the Company and the Employee desire to amend and restate the Prior Agreement, as set forth herein, in order to set forth the terms and conditions under which the Employee will continue his employment with the Company, and the Company will continue to employ the Employee, from and after the date hereof.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT; TERM OF EMPLOYMENT

1.1 AMENDMENT AND RESTATEMENT. The Company and the Employee hereby agree to amend and restate the Prior Agreement, as set forth herein, and agree that the Prior Agreement no longer has any force or effect and is superceded in its entirety by this Agreement; provided, that (a) the Company shall continue to be entitled to the benefits of Article 9 of the Prior Agreement and to enforce the provisions thereof pursuant to this Agreement, and (b) the Prior Agreement shall survive solely for the purposes of (i) governing, and only to the extent necessary to govern, vested stock options held by the Employee as of the date hereof and (ii) the indemnification provisions set forth in Section 8.2 thereof and for no other purpose.

1.2 TERM OF EMPLOYMENT. The Company hereby employs the Employee as an employee of the Company, and the Employee hereby accepts such employment by the Company, for a period (the “Term”) commencing on the date hereof and expiring on the first to occur of (a) the termination of the Employee’s employment pursuant to Article 6, and (b) April 27, 2006 (the “Termination Date”). Provided that the Employee’s employment has not previously been terminated pursuant to Article 6, the Employee’s employment pursuant to this Agreement shall renew for an additional one (1) year term only if the Company notifies the Employee in writing (the “Renewal Notice”), no later than ninety (90) days prior to the Termination Date, of the Company’s desire to renew the Employee’s employment under this Agreement, and the Employee accepts such offer in writing no later than seventy-five (75) days prior to the Termination Date. In the event that the Company does not deliver the Renewal Notice or renew the Employee’s employment pursuant to this Agreement, then effective as of the Termination Date and except as set forth in the proviso to this Section 1.2, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, Articles 4 and 5, or Sections 6.1 and 6.2; provided, however, that (i) the Company shall be required to continue to pay the Base Salary to the Employee in accordance with Section 3.1 and Section 3.3 and all benefits in accordance with Section 4 (subject, in each case, to Section 3.3), until the three (3) month anniversary of the Termination Date, (ii) the Company shall be required to pay any amounts due and owing to the Employee as of the Termination Date pursuant to Section 3.2 and Article 5 (subject, in each case, to Section 3.3), and (iii) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms.

ARTICLE 2

DUTIES AND OBLIGATIONS

2.1 DUTIES. During the Term, the Employee shall: (i) be employed as the Vice Chairman of the Company, (ii) devote his full business time, attention and energies to the business of the Company; (iii) shall use his best efforts to promote the interests of the Company; (iv) shall perform such functions and services as shall be directed by the Chief Executive Officer; (v) shall act in accordance with the policies and directives of the Company; and (vi) shall report directly to the Chief Executive Officer.

2.2 RESTRICTIONS. Except as provided in Section 8.2(i), the Employee covenants and agrees that, while actually employed by the Company, he shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business or commercial nature to any other individual, corporation, limited liability company, partnership or other entity (each a “Person”), including, but not limited to, providing services to any business that is in competition with or similar in nature to the Company, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company (the “Board”). However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement, if those activities do not materially interfere with the services required under this Agreement, and such activities shall not require the prior written consent of the Board. Notwithstanding anything herein contained to the contrary, this Agreement shall not be construed to prohibit the Employee from making passive personal investments or conducting personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with the services required hereunder. In addition to the foregoing, notwithstanding anything contained herein to the contrary, this Agreement shall not be construed to prohibit the Employee from serving as a director or board member of any other corporation, company, or other business entity, subject to the approval of the Board.

2.3 LOCATION. The principal location in which the Employee’s services are to be performed will be the Irvine, California area. The Employee shall not be required to change such principal location in excess of fifty miles beyond the geographic limits of Irvine, California, without his consent.

ARTICLE 3

COMPENSATION

3.1 BASE SALARY. As compensation for the services to be rendered by the Employee pursuant to this Agreement, the Company hereby agrees to pay the Employee an annual salary (“Base Salary”) equal to Four Hundred Thousand Dollars ($400,000.00) during the Term. The Base Salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company.

3.2 BONUSES. The Board may, in its sole discretion, provide the Employee with the opportunity to earn an annual bonus (“Bonus”) for each fiscal year of the Company occurring in whole or in part during the Term of fifty percent (50%) (the “Target”) of the Employee’s Base Salary for such fiscal year. The Bonus, if any, payable to the Employee shall be based on such criteria as may be established by the Board, in its sole discretion, from time to time, and, except for the Target, will be equivalent to any other bonus opportunities provided generally to executive officers of the Company. The Employee shall participate in all short term and long term bonus or incentive plans or arrangements in which the executives officers of the Company are eligible to participate from time to time. Any Bonus shall be paid as promptly as practicable following the end of the preceding fiscal year. The provisions of this Section 3.2 shall be subject to the provisions of Section 3.4.

3.3 WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due to the Employee hereunder any and all sums required for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable.

3.4 RIGHT TO SEEK APPROVAL. The Company may provide for shareholder approval of any performance based compensation provided herein and may provide for the compensation committee to establish any applicable performance goals and determine whether such performance goals have been met.

3.5 CHANGE OF CONTROL. Notwithstanding Article 1 above, in the event of a Change of Control (as defined in Section 3.6) of the Company (a) during the Term while the Employee remains employed by the Company, or (b) at any time during the six (6) month period following the termination of the Employee’s employment with the Company, the Company shall pay to the Employee, concurrently with the consummation of such Change of Control, a lump sum amount equal to two (2) times the sum of the Employee’s annual Base Salary plus the Bonus (at the Target level).

3.6 DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement “Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation but not including any underwritten public offering registered under the Securities Act of 1933 (“Public Offering”) or any offering of securities under Rule 144A promulgated under the Securities Act of 1933 (“Rule 144A Offering”)) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to Person or group of Persons acting together (each a “Group”) (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan), (ii) except in respect of a voluntary or involuntary filing under applicable bankruptcy or insolvency laws, the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transactions (including any stock or other purchase, sale, acquisition, disposition, merger, consolidation or reorganization, but not including any Public Offering or Rule 144A Offering) the result of which is that any Person or Group (other than any of the Company’s wholly-owned Subsidiaries, any underwriter temporarily holding securities pursuant to a Public Offering or any Company employee pension or benefits plan), becomes the beneficial owners of more than 40 percent (40%) of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances; or (iv) the first day on which a majority of the members of the Board are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election. Upon the termination of employment as provided for in Article 6 hereof, the Employee shall immediately resign from the Board.

ARTICLE 4

EMPLOYEE BENEFITS

4.1 BENEFITS. The Company agrees that the Employee shall be entitled to all ordinary and customary perquisites afforded generally to executive employees of the Company (except to the extent employee contribution may be required under the Company’s benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits generally afforded to the other executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board, in its sole discretion.

4.2 VACATION. The Employee shall be entitled to four (4) weeks of paid vacation for each full calendar year of his employment hereunder. To the extent accrued vacation time is unused in any given year, it may be carried over in accordance with the policies of the Company then in effect. Notwithstanding anything to the contrary, however, the Employee shall not be entitled to carry over any unused vacation for a period exceeding two (2) years.

ARTICLE 5

BUSINESS EXPENSES

5.1 EXPENSES. The Company shall pay or reimburse the Employee for all reasonable and authorized business expenses incurred by the Employee during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. Notwithstanding the above, the Company shall not pay or reimburse the Employee for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless such organizations and the fees and costs associated therewith have first been approved in writing by the Board, in its sole discretion.

5.2 TRAVEL COSTS. The Company shall reimburse the Employee for expenses incurred with business-related travel, including, but not limited to, Business Class travel expenses for business-related flights.

5.3 RECORDS. As a condition to reimbursement under this Article 5, the Employee shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Employee acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1 TERMINATION BY THE COMPANY. The Company may, during the Term, terminate the Employee’s employment under this Agreement and discharge the Employee for any reason or no reason by delivering written notice thereof to the Employee, and in such event, except as set forth in the proviso to this Section 6.1, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that (a) the Company shall be required to continue to pay the Base Salary to the Employee in accordance with Section 3.1 and Section 3.3 and all benefits in accordance with Section 4 (subject to Section 3.3), until ninety (90) days after the date on which the Term would have expired had it not been terminated pursuant to this Section 6.1, (b) the Company shall pay the Employee any amount due and owing as of the termination date pursuant to Section 3.2 (including a Bonus for the year in which the termination occurs, prorated to the date of termination based on the performance of the Company in such year as of the date on which the termination occurs versus the performance targets for the Company established by the Board for the entire year, and using such factors as the Board shall determine in its sole discretion (e.g., revenue, EBITDA, net income, etc.)) and Article 5 (subject, in each case, to Section 3.3), and (c) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. The amounts and benefits required by clause (a) above shall be provided only if the Employee has executed (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit A). Provided that the Employee’s employment has not previously been terminated pursuant to this Section 6.1, the provisions of this Section 6.1 shall not apply to the termination of the Employee’s employment as a result of the expiration of the Term in accordance with Section 1.2.

6.2 TERMINATION BY THE EMPLOYEE. The Employee may, during the Term, upon thirty (30) days’ prior written notice, terminate his employment under this Agreement and resign as an employee of the Company for any reason or no reason by delivering written notice thereof to the Company, and in such event, except as set forth in the proviso to this Section 6.2, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that (a) the Company shall pay the Employee any amount due and owing as of the termination date pursuant to Section 3.1 and Section 3.2 (including a Bonus for the year in which the termination occurs, prorated to the date of termination based on the performance of the Company in such year as of the date on which the termination occurs versus the performance targets for the Company established by the Board for the entire year, and using such factors as the Board shall determine in its sole discretion (e.g., revenue, EBITDA, net income, etc.)) and Articles 4 and 5 (subject, in each case, to Section 3.3), and (b) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms.

6.3 OPTIONS. All vested stock options held by the Employee as of the date hereof shall be governed by the stock option agreements governing such options and the Prior Agreement (which shall survive solely for the purposes of governing, and only to the extent necessary to govern, such options and for no other purpose). Notwithstanding anything to the contrary contained in any stock option agreement, upon any termination of the Employee’s employment, all unvested stock options held by the Employee as of such termination date (“Unvested Options”) shall immediately cease to vest, but shall remain outstanding solely for the purposes of the following:

6.3.1 If (a) the Employee was not in breach of this Agreement at the time his employment with the Company was terminated, (b) there is a Change of Control of the Company at any time during the six (6) month period following the termination of the Employee’s employment with the Company, and (c) the Employee was in compliance with the provisions of Section 8.2 at all times prior to the Change of Control, then all Unvested Options shall vest in full effective immediately prior to such Change of Control and shall be exercisable for two (2) years following such Change of Control, but in no event longer than ten (10) years from the date of grant; and

6.3.2 If (a) the Unvested Options are not accelerated pursuant to Section 6.3.1, (b) the Employee was not in breach of this Agreement at the time his employment with the Company was terminated, and (c) the Employee agrees in writing at the time of termination to comply with the provisions of Section 8.2 for the last to occur of (i) July 22, 2006, and (ii) the one (1) year anniversary of the date on which his employment terminated (such period, the “Alternative Vesting Period”), any Unvested Options that would have vested during such Alternative Vesting Period had the Employee remained employed by the Company shall be deemed to have vested effective as of end of the Alternative Vesting Period and shall be exercisable for a period of (i) one (1) year following the date on which they are deemed to have vested, if the Employee’s employment terminated pursuant to Section 6.1, or (ii) ninety (90) days following the date on which they are deemed to have vested, if the Employee’s employment terminated pursuant to Section 6.2 (but in no event longer than ten (10) years from the date of grant), and all Unvested Options that would not have vested during such period shall be forfeited and cancelled; provided, that if the Employee does not comply with the provisions of Section 8.2 at any time during the Alternative Vesting Period, all Unvested Options shall immediately be forfeited and cancelled.

In all other cases, the Unvested Options shall terminate and be forfeited and cancelled. The parties agree to amend the terms and conditions of any and all of the Employee’s stock options or stock option agreements to the extent reasonably necessary to effectuate the provisions of this Section 6.3.

ARTICLE 7

PARACHUTE TAX INDEMNITY

7.1 GROSS-UP PAYMENT.

(a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement between the Employee and the Company or otherwise, but determined without regard to any additional payments required under this Article 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (including any interest or penalties imposed with respect thereto) and Excise Tax imposed on the Gross-up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) The determinations of whether and when a Gross-Up Payment is required under this Article 7 shall be made by the Company based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by the Company which shall provide detailed supporting calculations to the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment subject to the Excise Tax, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Article 7, shall be paid by the Company to the Employee within twenty-five (25) days of the receipt of notice from the Employee that there has been a Payment subject to the Excise Tax. Any determinations by the Company shall be binding upon the Employee, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that the Employee is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Company shall provide a similar full gross-up on such additional liability.

(c) For purposes of any determinations made by the Company acting under Section 7.1(b):

(i) All Payments and Gross-Up Payments with respect to the Employee shall be deemed to be “parachute payments” under Section 280G(b) (2) of the Code and to be “excess parachute payments” under Section 280G(b) (1) of the Code that are fully subject to the Excise Tax under Section 4999 of the Code, except to the extent (if any) that the Company determines in good faith that a Payment in whole or in part does not constitute a “parachute payment” or otherwise is not subject to Excise Tax;

(ii) The value of any non-cash benefits or deferred or delayed payments or benefits shall be determined in a manner consistent with the principles of Section 280G of the Code; and

(iii) The Employee shall be deemed to pay federal, state and local income taxes at the actual maximum marginal rate applicable to individuals in the calendar year in which the Gross-Up Payment is made, net of any applicable reduction in federal income taxes for any state and local taxes paid on the amounts in question.

7.2 CLAIMS AND PROCEEDINGS. The Employee shall notify the Company in writing of any Excise Tax claim by the Internal Revenue Service (or any other state or local taxing authority) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such Excise Tax claim, the Employee shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company after consultation in good faith with the Employee and subject to approval by the Employee (which approval shall not be unreasonably withheld) under the circumstances set forth in Section 7.1; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation of the foregoing provisions of this Article 7, the Company shall control the Excise Tax portion of any proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Excise Tax claim and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Employee may elect at its sole option to pay the tax claimed and require the Company to contest through a suit for a refund. If the Employee elects to pay such Excise Tax claim and contest through a suit for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, however, that any Company-directed extension of the statute of limitations relating to payment of taxes for the Employee’s taxable year with respect to which such contested Excise Tax amount is claimed to be due shall be effective only if it can be and is limited to the contested Excise Tax liability.

7.3 REFUNDS. If, after the Employee’s receipt of an amount advanced by the Company pursuant to this Article 7 for payment of Excise Taxes, the Employee files an Excise Tax refund claim and receives any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of this Article 7) except as provided below, promptly pay to the Company the amount of any such refund of Excise Tax (together with any interest paid or credited thereon, but after any and all taxes applicable thereto), plus the amount (after any and all taxes applicable-thereto) of the refund (if any is applied for and received) of any income tax paid by the Employee with respect to and as a result of his prior receipt of any previously paid Gross-Up Payment indemnifying the Employee with respect to any such Excise Tax later so refunded. In the event the Employee files for a refund of the Excise Tax and such request would, if successful, require the Employee to refund any amount to the Company pursuant to this provision, then the Employee shall be required to seek a refund of the Income Tax portion of any corresponding Gross-Up Payment so long as such refund request would not have a material adverse effect on the Employee (which determination shall be made by independent tax counsel selected by the Employee after good faith consultation with the Company and subject to approval of the Company, which approval shall not be unreasonably withheld). If, after the Employee’s receipt of an amount advanced by the

Company pursuant to this Article 7, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

ARTICLE 8

RESTRICTIVE COVENANTS

8.1 COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. During the Term and following termination of Employee’s employment under this Agreement, the Employee agrees that, without the Company’s prior written consent, he will not use or disclose to any person, firm, association, partnership, entity or corporation, any confidential information concerning: (i) the business, operations or internal structure of the Company or any division or part thereof; (ii) the customers of the Company or any division or part thereof; (iii) the financial condition of the Company or any division or part thereof; and (iv) other confidential information pertaining to the Company or any division or part thereof, including without limitation, trade secrets, technical data, marketing analyses and studies, operating procedures, customer and/or inventory lists, or the existence or nature of any of the Company’s agreements or agreements of any division thereof (other than this Agreement and any other option or compensation related agreements involving, the Employee); provided, however, that the Employee shall be entitled to disclose such information: (i) to the extent the same shall have otherwise become publicly available (unless made publicly available by the Employee); (ii) during, the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement; (iii) as may be necessary or appropriate to conduct his duties hereunder, provided the Employee is acting, in good faith and in the best interest of the Company; (iv) as may be required by law or judicial process or (v) if the information is generally known to personnel in the Employee’s trade or business.

8.2 COVENANT NOT TO COMPETE. The Employee acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such relations and the entering into of this Agreement by the Company (and, in respect of the Employee’s agreement to be bound by this Section 8.2 for the Alternative Vesting Period as provided in Section 6.3.2, the Employee’s rights to receive the amounts, if any, pursuant to Section 6.1 (if applicable), and to have the Unvested Options continue to vest of pursuant to Section 6.3), and to further protect trade secrets, directly or indirectly, of the Company, the Employee agrees that at all times during his employment with the Company through the one (1) year anniversary of the date of termination of the Employee’s employment, the Employee will not, directly or indirectly, without the express written consent of the Board:

(i) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged, directly or indirectly, in any business competitive with the Company in those automotive markets and/or automotive products lines in which the Company competes within the United States at any time during the Term, or become associated with or render services to any person, firm, corporation or other entity so engaged (“Competitive Businesses”); provided, however, that the Employee may own without the express written consent of the Company not more than two percent (2%) of the issued and outstanding securities of any company or enterprise whose securities are listed on a national securities exchange or actively traded in the over the counter market;

(ii) solicit clients, customers or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

(iii) solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for employment with the Employee or an affiliate of the Employee.

Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provision to the extent necessary to make the provision enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Company shall pay and be solely responsible for any attorney’s fees, expenses, costs and court or arbitration costs incurred by the Employee in any matter or dispute between the Employee and the Company which pertains to this Article 8 if the Employee prevails in the contest in whole or in part.

8.3 SPECIFIC PERFORMANCE. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Employee contained in Sections 8.1 and 8.2, and that the Company’s remedies at law for any such breach or threatened breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall, upon making a sufficient showing under applicable law, be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Employee, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach. The obligations of the Employee and rights of the Company pursuant to this Article 8 shall survive the termination of the Employee’s employment under this Agreement. The covenants and obligations of the Employee set forth in this Article 8 are in addition to and not in lieu of or exclusive of any other obligations and duties the Employee owes to the Company, whether expressed or implied in fact or law.

ARTICLE 9

GENERAL PROVISIONS

9.1 FINAL AGREEMENT. Except with respect to the terms of (a) any existing confidentiality, non-disclosure, and non-competition agreements between the Company and the Employee (solely for the purposes of permitting either party to seek remedies for a breach thereof in respect of acts or omissions occurring prior to the date hereof), (b) the Prior Agreement (solely for the purposes of (i) governing, and only to the extent necessary to govern, vested stock options held by the Employee as of the date hereof, and (ii) the indemnification provisions set forth in Section 8.2 thereof and for no other purpose) and (c) subject to the provisions of Section 6.3, stock option agreements between the Employee and Autobweb.com, Inc. governing stock options held by the Employee as of the date hereof, and (d) inventions agreements and stock option agreements (as the same may be amended as contemplated by Section 6.3) between the Employee and the Company, this Agreement is intended to be the final, complete and exclusive agreement between the parties relating to the employment of the Employee by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. Except as set forth in clauses (a) through (d) above, this Agreement supersedes all of the Employee’s compensation agreements with Autoweb.com, Inc. and the Company, and the Employee expressly acknowledges that he is not and will not be entitled to any severance payments under any Company or Autoweb.com, Inc. agreement or change of control plan. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

9.2 NO WAIVER. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

9.3 RIGHTS CUMULATIVE. The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

9.4 NOTICE. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by telegram, tested telex, fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, telex, fax or cable, when sent, or (iii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by telegram, telex, fax or cable shall be confirmed in writing), by overnight mail or Federal Express within forty-eight (48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct.

If to the Company:

Autobytel Inc.
18872 MacArthur Boulevard
Irvine, California 92612-1400
Facsimile: (949) 862-1323
Attn: General Counsel

If to the Employee:

Jeffery Schwartz
24950 Normans Way
Calabasas, California 91302

With a copy to:

Larry C. Drapkin
Mitchell, Silberberg & Knupp
113770 Olympic Boulevard
Los Angeles, California 90064

9.5 SUCCESSORS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

9.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

9.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

9.8 SEVERABILITY. The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

9.9 CONSTRUCTION. As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

9.10 ARBITRATION. Except as otherwise provided in Section 8.3 hereof, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Irvine, California, in accordance with the employment arbitration rules then in effect of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof; provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Employee as a result of a claim brought by either the Employee or the Company alleging that the other party breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the other party if the Employee prevails in the contest in whole or in part.

9.11 LEGAL FEES. All reasonable attorney’s fees and costs incurred by the parties in connection with the negotiation and preparation of this Agreement and related diligence matters shall be borne by the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AUTOBYTEL INC.

By:	/s/ Michael Fuchs
Michael Fuchs
Chairman

JEFFREY A. SCHWARTZ

By:	/s/ Jeffrey Schwartz
Jeffrey A. Schwartz